EXHIBIT 99.3

UNAUDITED PROFORMA FINANCIAL INFORMATION

The Board of Directors of the Company has effectuated an Amalgamation Agreement with emergeIT Inc, an Ontario corporation (“emergeIT”), whereby emergeIT merged with a newly formed Canadian subsidiary of the Company.

The former owners of emergeIT hold rights to approximately 79% of all the issued and outstanding shares of capital stock of the Company.

The total estimated fair value of consideration transferred for the merger is $13,200,000 consisting of $12,394,719 in capital stock in addition to the assumption of $805,281 in shareholder deficit.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2016 includes the historical balance sheet of the Company as of September 30, 2016 and the historical balance sheet of emergeIT as of September 30, 2016. The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015 includes the historical statement of operations of the Company and historical statement of operations of emergeIT for the nine months ended September 30, 2016 and the historical statement of operations for the Company and the historical statement of operations of emergeIT for the year ended December 31, 2015, after giving effect to the acquisition as if it had been consummated at the beginning of the period presented.

The pro forma statements of operations do not reflect any future operating efficiencies and cost savings resulting from the transaction. Unaudited pro forma condensed combined financial information is presented for information purposes only and is not necessarily indicative of the results that actually would have been realized had the acquisition been completed on the date indicated or which may be expected to occur in the future.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical financial statements and related notes of the Company which are attached as appendices to this Form 8-K/A.

PAID INC. AND EMERGEIT INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2016
UNAUDITED

	emerge IT	PAID	Pro Forma Adjustments	Combined
ASSETS
Current assets:
Cash and cash equivalents	$271,818	$121,013	$-	$392,831
Accounts receivable, net	41,430	22,850	-	64,280
Due from related party	729	-	-	729
Prepaid expenses and other current assets	19,630	14,192	-	33,822
Funds held in trust	162,207	-	-	162,207
Total current assets	495,814	158,055	-	653,869
Property and equipment, net	60,206	6,735	-	99,281
Intangible asset, net	32,340	201,797	6,795,978(a)	7,030,115
Goodwill	-	-	6,404,022(b)	6,404,022
Total assets	$588,359	$366,587	$13,200,000	$14,154,946
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$537,255	$1,086,907	$-	$1,624,702
Notes payable	-	-	-	-
Due to related parties	198,057	-	-	198,057
Promissory note	424,934	-	-	424,934
Deferred revenues - current	-	7,027	-	7,027
Total current liabilities	1,160,246	1,093,934	-	2,254,720
Long-term liabilities
Deferred revenues	233,394	-	-	233,394
Total liabilities	1,393,640	1,093,934	-	2,488,114
Total shareholders' equity (deficit)	(805,281)	(727,347)	13,200,000(c)	11,667,372
Total liabilities and shareholders' equity (deficit)	$588,359	$366,587	$13,200,000	$14,154,946

PAID INC. AND EMERGEIT INC.
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016
UNAUDITED

	emerge IT	PAID	Pro Forma Adjustments	Combined
Revenues	$4,166,649	$391,009	$-	$4,557,658
Cost of sales	2,959,818	18,231	-	2,978,049
Gross profit	1,206,831	372,778	-	1,579,609

Operating expenses	905,385	779,174	614,155(d)	2,298,714
Income (loss) from operations	301,446	(406,396)	614,155	(719,105)
Other income (expense)
Interest expense	(217,060)	(679)	-	(217,739)
Other income	-	62,333	-	62,333
Unrealized gain on stock price guarantee	-	28,541	-	28,541
Total other income (expense), net	(217,060)	90,195	-	(126,865)

Income (loss) before provision for income taxes	84,386	(316,201)	-	(845,971)
Provision for income taxes	-	807	-	807
Net income (loss)	$84,386	$(317,008)	$(614,155)	$(846,778)

Loss per share - basic and diluted		$(0.03)
Weighted average number of shares - basic and diluted		10,552,696

PAID INC. & EMERGEIT INC.
PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
UNAUDITED

	Emerge IT	PAID	Adjustments	Combined
Revenues	$4,099,768	$272,920	$-	$4,372,688
Cost of sales	3,194,077	39,504	-	3,233,581
Gross profit	905,691	233,416	-	1,139,107

Operating expenses	893,130	1,067,216	818,874(e)	2,779,220
Income (loss) from operations	12,561	(833,800)	818,874	(1,640,122)
Other income (expense)
Interest expense	(190,637)	(946)	-	(191,583)
Other income	-	987	-	987
Write down of other receivables	-	(115,913)		(115,913)
Unrealized gain on stock price guarantee	-	(358,850)	-	(358,850)
Total other expense, net	(190,637)	(474,722)	-	(665,359)

Loss before provision for income taxes	(178,076)	(1,308,522)	-	(2,305,471)
Provision for income taxes	-	975	-	975
Net loss	$(178,076)	$(1,309,497)	$(818,874)	$(2,306,446)

Loss per share - basic and diluted		$(0.18)
Weighted average number of shares - basic and diluted		7,192,919

PAID, INC. AND EMERGEIT, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016 and year ended December 31, 2015, are based on PAID, Inc.’s (the “Company”) historical financial statements as of and for the nine months ended September 30, 2016, and the historical financial statements of emergeIT, Inc. (“emergeIT”) as of and for the nine months ended September 30, 2016 and the historical statement of operations of the Company for the year ended December 31, 2015 and the historical statement of operations of emergeIT for the year ended December 31, 2015, after giving effect to the merger of its subsidiary with emergeIT and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The Company is required to recognize the assets acquired and, liabilities assumed, measured at their fair values as of the acquisition date. Significant assumptions and estimates have been made in determining the purchase price and the allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change as the Company finalizes the valuations of the net tangible assets and, intangible assets. These changes could result in material variances between its future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

Accounting Periods Presented

The unaudited pro forma condensed combined balance sheet and statements of operations as of and for the nine months ended September 30, 2016, and for the year ended December 31, 2015 is presented as if the emergeIT merger occurred at the beginning of the periods presented.

NOTE 2. PURCHASE PRICE ALLOCATION

The Board of Directors of the Company entered into an Amalgamation Agreement with emergeIT Inc, an Ontario corporation (“emergeIT”), whereby emergeIT merged with a newly formed Canadian subsidiary of the Company.

The Company engaged an outside independent third party valuation firm to assist in establishing a value for the emergeIT. The methodology used for this valuation is consistent with the June 2016 valuation conducted by the Company.

In preparing its report, the third-party valuation firm used various financial and other information provided to the valuation firm by the Company’s and emergeIT’s management or obtained from other private and public sources including financial projections prepared by emergeIT management, and relied on the accuracy and completeness of this information. There is no assurance that the valuation firm, or any other financial adviser that the Company might choose, will utilize the same process of methodologies in connection with future valuations of emergeIT, or that such advisor(s) will reach conclusions that are consistent with those presented.

The estimated fair value of consideration transferred, assets acquired and liabilities assumed for emergeIT are presented below and represent the Company’s best estimates.

Preliminary Fair Value of Consideration Transferred

The former owners of emergeIT hold rights to approximately 79% of all the issued and outstanding shares of capital stock of the Company.

Preliminary Allocation of Consideration Transferred

The identifiable assets acquired and liabilities assumed were recognized and measured as of September 30, 2016. The excess of the fair value of consideration transferred over estimated fair value of the net tangible assets and intangible assets acquired was recorded as goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at September 30, 2016.

Cash and cash equivalents	$271,818
Accounts receivable	41,430
Prepaid expenses and other assets	182,566
Property and equipment	92,546
Intangible assets	6,795,978
7,448,395
Accounts payable and accrued liabilities	1,160,246
Other liabilities	233,394
Total liabilities assumed	1,393,640
Goodwill	6,404,022
Net assets acquired	$12,394,719

Intangible Assets

In determining the estimated fair value of the intangible assets, the Company considered, among other factors, the best use of the acquired assets, analyses of historical financial performance and estimates of future performance of emergeIT sales. The fair values of the identified intangible assets related to the customer relationships, trade name, and technology. Customer relationships were calculated using the income approach. Trade name and technology were calculated using the cost approach. The following table sets forth the components of identified intangible assets associated with the proposed merger and their estimated useful lives.
	Fair Value	Useful Life
Customer relationships	$5,173,135	15 years
Trade Name	1,124,745	5 years
Technology	498,098	2 years
	$6,795,978

The Company determined the useful lives of intangible assets based on the expected future cash flows associated with the respective asset. Trade names represent the fair value of the brand and name recognition associated with the marketing of emergeIT's services. Customer relationships represent the expected benefit from future revenues which were reasonably anticipated to continue given the history and performance of emergeIT. Technology acquired would complement the current offering by the Company and the future development of products as a result of the proposed merger may result in significant growth.

Goodwill

Of the total estimated purchase price, approximately $6,404,022 was allocated to goodwill. Goodwill represents the excess of the purchase price of the proposed merger over the fair value of the underlying net tangible and intangible assets. Goodwill resulting from the proposed merger will be tested for impairment at least annually and more frequently if certain indicators are present. In the event the Company determines that the value of goodwill has become impaired, it will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made. None of the goodwill is expected to be deductible for income tax purposes.

NOTE 3. PRO FORMA BOOK VALUE PER-SHARE DATA

Equivalent Pro Forma Book Value

The following table represents the pro forma calculations of the historical, pro forma and equivalent pro forma book value per share as of September 30, 2016 and December 31, 2015. The Company issued 449 shares of its common stock for one outstanding emergeIT common share. The adjustments reflected below represent the issuance of 5,500,000 common and 38,500,000 preferred shares of the Company’s stock.

The historical and pro forma balance sheets as of September 30, 2016 and December 31, 2015 of the Company and emergeIT are as follows:

	As of September 30, 2016	As of September 30, 2016		As of S eptember 30, 2016
	PAID	Emerge IT	Adjustments	Combined
Shareholders’ equity (deficit)	$(727,347)	$(805,281)	$13,200,000	$11,667,372
Common shares outstanding	10,989,608	12,252	5,500,000	16,489,608
Net book value per common share
Historical	$(0.07)	$(65.73)
Pro forma	0.71
Equivalent pro forma		317.63

	As of December 31, 2015	As of December 31, 2015		As of December 31, 2015
	PAID	Emerge IT	Adjustments	Combined
Shareholders’ equity (deficit)	$(632,153)	$(844,167)	$13,200,000	$11,723,680
Common shares outstanding	8,932,466	12,252	5,500,000	14,432,466
Net book value per common share
Historical	$(0.07)	$(68.60)
Pro forma	0.81
Equivalent pro forma		364.66

NOTE 4. PRO FORMA AND RECLASSIFICATION ADJUSTMENTS

Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to emergeIT’s net tangible assets and intangible assets to a preliminary estimate of the fair values of those assets and to reflect the amortization expense related to the estimated amortizable intangible assets. Additionally, the Company reclassified certain of emergeIT’s balances to conform to the Company’s financial statement presentation.

The following describes the pro forma adjustments related to the emergeIT made in the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2016, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015, giving effect to the merger as if it had been consummated at the beginning of the periods presented.

(a)	To reflect the fair value of identifiable intangible assets acquired.

(b)	To reflect the fair value of the goodwill based on the net assets acquired.

(c)	To reflect the estimated fair value of the issuance of the Company's common and preferred stock (combined value of $12,394,719) less the elimination of emergeIT's shareholders' deficit ($805,281).

(d)
To reflect estimated amortization expense of identifiable intangible assets of $614,155, for the nine months ended September 30, 2016, as if the proposed merger had occurred at the beginning of the period presented.

(e)
To reflect estimated amortization expense of identifiable intangible assets of $818,874, for the year ended December 31, 2015, as if the acquisition had occurred at the beginning of the period presented.